EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Charlie’s Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	15,000,000	$0.113	$1,695,000	$0.0001102	$186.79
Total Offering Amounts					$1,695,000		$186.79
Total Fee Offsets							$0
Net Fee Due							$186.79

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(h) under the Securities Act of 1933, as amended, based on the average of the bid and asked price of the Registrant’s of common stock of the Registrant on December 21, 2022.